EXHIBIT 5.1

[LETTERHEAD OF COUDERT BROTHERS LLP]

April 5, 2002

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of ICN Pharmaceuticals, Inc. (the “Registrant”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering 500,000 shares (the “Shares”) of the Common Stock, par value $.01 per share, of the Registrant for issuance pursuant to the Registrant’s Long-Term Incentive Plan (the “Plan”).

     As special counsel to the Registrant, we are familiar with the corporate proceedings of the Registrant relating to the authorization of the Plan, and have examined such instruments, documents, records and certificates, and we have made such other inquiries and investigations of fact, as we have deemed necessary for purposes of the opinion herein expressed.

     Based upon the foregoing, and having regard for such other legal and factual considerations we deem relevant, we are of the opinion that the Shares, when issued or sold and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

/s/ COUDERT BROTHERS LLP